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                                                                    EXHIBIT 99.2

                               [COEUR LETTERHEAD]

PRESS RELEASE
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                COEUR ANNOUNCES FINANCING AGREEMENT TO SELL $37.2
                     MILLION OF 9% SENIOR CONVERTIBLE NOTES

      COEUR D'ALENE, Idaho - February 21, 2003 - Coeur d'Alene Mines Corporation (NYSE:CDE) announced today it has entered into an agreement to complete a private placement of $37.2 million of 9.0% Senior Convertible Notes. The net proceeds of approximately $33.8 million will be used to retire the majority of the remaining $28 million of the Company's 6.375% Subordinated Convertible Debentures due January 2004 and will provide working capital for general corporate purposes.

      Dennis E. Wheeler, Coeur's Chairman and Chief Executive Officer stated, "This financing substantially completes the Company's debt restructuring efforts, which began in 1998. Coeur's balance sheet will be considerably re-shaped and strengthened. We are now in a position to aggressively pursue new growth opportunities."

      Under the purchase agreement, Coeur agreed to issue $37.2 million of new 9.0% Senior Convertible Notes ("New Notes") for $33.8 million in proceeds. The New Notes will be convertible into common stock at a conversion price of $1.60 per share and will mature in 2007. Coeur expects to close this transaction by the end of February. Houlihan Lokey Howard & Zukin Capital has served as the Company's financial advisor on this transaction.

      Coeur d'Alene Mines Corporation is the world's largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:          Mitchell J. Krebs, Director of Corporate Development
                  208-769-8155

CAUTIONARY NOTE TO U.S. INVESTORS - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term "resources" in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company's future acquisition of new mining
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properties or businesses, the risks and hazards inherent in the mining business
(including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.